                                                                      EXHIBIT 10



                            STOCK PURCHASE AGREEMENT





                          THE STANDARD REGISTER COMPANY
                                      BUYER

                                       AND

                               SETTSU CORPORATION
                                     SELLER





                                NOVEMBER 26, 1997


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
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                                TABLE OF CONTENTS
                                -----------------


                                                                                                      Page
                                                                                                      ----

1.       DEFINITIONS.....................................................................................1

2.       SALE AND TRANSFER OF SHARES; CLOSING............................................................9

         2.1          SHARES.............................................................................9
         2.2          PURCHASE PRICE.....................................................................9
         2.3          CLOSING............................................................................9
         2.4          CLOSING OBLIGATIONS................................................................9
         2.5          CLOSING DATE FINANCIAL STATEMENTS.................................................10

3.       REPRESENTATIONS AND WARRANTIES OF SELLER.......................................................11

         3.1          ORGANIZATION AND GOOD STANDING....................................................11
         3.2          AUTHORITY; NO CONFLICT............................................................12
         3.3          CAPITALIZATION....................................................................13
         3.4          FINANCIAL STATEMENTS..............................................................14
         3.5          BOOKS AND RECORDS.................................................................14
         3.6          TITLE TO REAL PROPERTY; ENCUMBRANCES..............................................15
         3.7          ASSETS OTHER THAN REAL PROPERTY;
                      CONDITION AND SUFFICIENCY OF ASSETS...............................................16
         3.8          TAXES.............................................................................17
         3.9          NO MATERIAL ADVERSE CHANGE........................................................18
         3.10         EMPLOYEE BENEFITS.................................................................19
         3.11         COMPLIANCE WITH LEGAL REQUIREMENTS;
                      GOVERNMENTAL AUTHORIZATIONS.......................................................25
         3.12         LEGAL PROCEEDINGS; ORDERS.........................................................27
         3.13         ABSENCE OF CERTAIN CHANGES AND EVENTS.............................................28
         3.14         CONTRACTS; NO DEFAULTS............................................................30
         3.15         INSURANCE.........................................................................33
         3.16         ENVIRONMENTAL MATTERS.............................................................34
         3.17         LABOR RELATIONS; COMPLIANCE.......................................................35
         3.18         INTELLECTUAL PROPERTY.............................................................35
         3.19         CERTAIN PAYMENTS..................................................................36
         3.20         ACCOUNTS RECEIVABLE...............................................................37
         3.21         INVENTORY.........................................................................37
         3.22         YEAR 2000.........................................................................37
         3.23         BROKERS OR FINDERS................................................................38

4.       REPRESENTATIONS AND WARRANTIES OF BUYER........................................................38

         4.1          ORGANIZATION AND GOOD STANDING....................................................38


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

         4.2          AUTHORITY; NO CONFLICT............................................................38
         4.3          INVESTMENT INTENT.................................................................39
         4.4          CERTAIN PROCEEDINGS...............................................................39
         4.5          BROKERS OR FINDERS................................................................39

5.       COVENANTS OF SELLER PRIOR TO CLOSING DATE......................................................40

         5.1          ACCESS AND INVESTIGATION..........................................................40
         5.2          OPERATION OF THE BUSINESSES OF THE
                      ACQUIRED COMPANIES................................................................40
         5.3          NEGATIVE COVENANT.................................................................41
         5.4          REQUIRED APPROVALS................................................................41
         5.5          NOTIFICATION......................................................................41
         5.6          NO NEGOTIATION....................................................................42
         5.7          PAYMENT OF CERTAIN INDEBTEDNESS...................................................42
         5.8          SUBSIDIARY MERGERS................................................................43
         5.9          REASONABLE BEST EFFORTS...........................................................43
         5.10         TAX REVIEW........................................................................43

6.       COVENANTS OF BUYER.............................................................................43

         6.2          REASONABLE BEST EFFORTS...........................................................44
         6.3          NO ADDITIONAL REPRESENTATIONS.....................................................44
         6.4          SUPPLEMENTAL DISCLOSURE...........................................................44
         6.5          EMPLOYEE MATTERS..................................................................44

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE............................................45

         7.1          ACCURACY OF REPRESENTATIONS.......................................................45
         7.2          SELLER'S PERFORMANCE..............................................................45
         7.3          HSR...............................................................................46
         7.5          NO CLAIM REGARDING STOCK OWNERSHIP
                      OR SALE PROCEEDS..................................................................46
         7.7          NO INJUNCTION.....................................................................46
         7.8          SEVERANCE LETTERS.................................................................46

8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE...........................................47

         8.1          ACCURACY OF REPRESENTATIONS.......................................................47
         8.2          BUYER'S PERFORMANCE...............................................................47
         8.3          CONSENTS..........................................................................47
         8.4          NO INJUNCTION.....................................................................48

9.       WAIVER AND FRUSTRATION OF CLOSING..............................................................48

         9.1          WAIVER OF CLOSING CONDITIONS......................................................48
         9.2          FRUSTRATION OF CLOSING CONDITIONS.................................................48

                                      -ii-
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
10.      TERMINATION....................................................................................48

         10.1         TERMINATION EVENTS................................................................48
         10.2         EFFECT OF TERMINATION.............................................................49

11.      INDEMNIFICATION; REMEDIES......................................................................50

         11.1         SURVIVAL..........................................................................50
         11.2         LIMITED INDEMNIFICATION OBLIGATION OF SELLER  50
         11.3         LIMITED INDEMNIFICATION OBLIGATION OF BUYER.......................................51

12.      GENERAL PROVISIONS.............................................................................52

         12.1         EXPENSES..........................................................................52
         12.2         PUBLIC ANNOUNCEMENTS..............................................................52
         12.3         CONFIDENTIALITY...................................................................52
         12.4         NOTICES...........................................................................53
         12.5         JURISDICTION; SERVICE OF PROCESS..................................................54
         12.6         FURTHER ASSURANCES................................................................54
         12.7         WAIVER............................................................................55
         12.8         ENTIRE AGREEMENT AND MODIFICATION.................................................55
         12.9         ASSIGNMENTS, SUCCESSORS, AND NO THIRD-
                      PARTY RIGHTS......................................................................56
         12.10        SEVERABILITY......................................................................56
         12.11        SECTION HEADINGS, CONSTRUCTION....................................................56
         12.12        TIME OF ESSENCE...................................................................57
         12.13        GOVERNING LAW.....................................................................57
         12.14        COUNTERPARTS......................................................................57
         12.15        LETTERS OF CREDIT.................................................................57


                                     -iii-
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                            STOCK PURCHASE AGREEMENT
                            ------------------------


                  This Stock Purchase Agreement ("Agreement") is made as of the 26th day of November, 1997 by and between The Standard Register Company, an Ohio corporation ("Buyer"), and Settsu Corporation, a Japanese corporation ("Seller").

                                    RECITALS

                  Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Settsu Holding Corp., a Delaware corporation (the "Company"), for the consideration and on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

                  The parties, intending to be legally bound, agree as follows:

         1.       DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACQUIRED COMPANIES"--the Company and its Subsidiaries, collectively, including Uarco, Incorporated.

         "APPLICABLE CONTRACT"--any material contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

         "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

         "BUYER"--as defined in the first paragraph of this Agreement.

         "BUYER'S CLOSING DOCUMENTS"--as defined in Section 4.2.

         "BUYER'S ENVIRONMENTAL ASSESSMENTS"--as defined in Section 3.17.

         "CLOSING"--as defined in Section 2.3.

         "CLOSING DATE"--the date and time as of which the Closing actually takes place.

         "CLOSING DATE BALANCE SHEET"--as defined in Section 2.5.

         "CLOSING DATE FINANCIAL STATEMENTS"--as defined in Section 2.5.

         "COMPANY"--as defined in the Recitals of this Agreement.

         "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

         (a) the sale of the Shares by Seller to Buyer;

         (b) the execution, delivery, and performance of the Noncompetition Agreement and the Escrow Agreement; and

         (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

         "DAMAGES"--as defined in Section 11.2.

         "DISCLOSURE LETTER"--the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

         "ENCUMBRANCE"--any charge, claim, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, or receipt of income.

         "ENVIRONMENTAL LAW"--as defined in Section 3.16.

         "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FACILITIES"--any real property, leaseholds, or other natural real property interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

         "FINANCIAL DEBT OF UARCO"--all bank and similar debt, all accreting swap obligations, all securitized trade and deferred accounts receivable and similar obligations of any Acquired Company, including Uarco, Incorporated, including, without limitation, the aggregate outstanding principal and accrued interest with respect to: (i) the term loan pursuant to the Credit Agreement dated as of April 24, 1989, as amended; (ii) the senior subordinated notes pursuant to the Loan Agreement dated as of April 24, 1989, as amended; (iii) the accreting swap obligation pursuant to the Interest Rate Swap Agreement dated as of March 21, 1989, as amended; (iv) the obligations related to the Receivables Transfer Agreement dated as of April 6, 1994, as amended; and (v) all principal and accrued interest or other debt of any of the Acquired Companies to Seller or any Related Person or affiliate of Seller (other than any Acquired Company).

         "GAAP"--United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Interim Balance Sheet and the other financial statements referred to in Section 3.4 were prepared, so long as such basis was in accordance with United States generally accepted accounting principles.

         "GOVERNMENTAL AUTHORIZATION"--any material license, permit or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY"--any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HSR ACT"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "HAZARDOUS SUBSTANCES"--as defined in Section 3.16.

         "INTELLECTUAL PROPERTY" --as defined in Section 3.18.

         "INTELLECTUAL PROPERTY INTANGIBLES"--as defined in Section 3.19.

         "INTERIM BALANCE SHEET"--as defined in Section 3.4.

         "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, executive officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT"--any material law, ordinance, regulation, statute, or treaty.

         "MATERIAL ADVERSE EFFECT"--means with respect to any entity such state of facts, events, changes or effects which have, or would reasonably be expected to have individually or in the aggregate, a material adverse effect on the businesses, properties, results of operations or financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole), or on the ability of such entity (or group of entities) to consummate the transactions contemplated hereby having an adverse financial impact of Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000) or more; provided, however, that no state of facts, event, change or effect that is disclosed on the Disclosure Letter on the date hereof (or any change in any such state of facts, event, change or effect after the date hereof) shall constitute, or form the basis of, any Material Adverse Effect with respect to the Acquired Companies.

         "NONCOMPETITION AGREEMENTS"--as defined in Section 2.4(a)(ii).

         "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, arbitrator, administrative agency, or other Governmental Body.

         "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent with the past practices of such Person and is taken in the ordinary course of operations of such Person provided such action is not required by law or the by-laws of any such Person to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

         "ORGANIZATIONAL DOCUMENTS"--the articles or certificate of incorporation and the bylaws of a corporation and any amendment to any of the foregoing.

         "PERMITTED LIENS"--as defined in Section 3.7.

         "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PLAN"--as defined in Section 3.10.

         "PROCEEDING"--any action, arbitration, hearing, investigation, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

         "REASONABLE BEST EFFORTS"--the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "RELATED PERSON"--with respect to a particular individual:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or
(c).

                  For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 51% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 51% of the outstanding equity securities or equity interests in a Person.

         "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLER"--as defined in the first paragraph of this Agreement.

         "SELLER'S CLOSING DOCUMENTS"--as defined in Section 3.2.

         "SHARES"--as defined in the Recitals of this Agreement.

         "SITE ACCESS AGREEMENT"--that agreement entered into by and between Seller and Buyer, dated October 31, 1997, and concerning the scope and terms of and procedures for Buyer's access to the Facilities of each Acquired Company for purpose of conducting Buyer's Environmental Assessment as defined in Section
3.16 hereof.

         "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company;

         "TAX"--any and all liability for any taxes imposed by any Federal, state, local, or foreign taxing authority and any other assessment imposed with respect thereto and any interest, penalties or additions with respect to such tax.

         "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any written demand has been made or any written notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         2.       SALE AND TRANSFER OF SHARES; CLOSING

                  2.1      SHARES

                  Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

                  2.2      PURCHASE PRICE

                  The purchase price (the "Purchase Price") for the Shares will be Two Hundred Forty-Five Million and 00/100 U.S. Dollars (U.S. $245,000,000).

                  2.3      CLOSING

                  The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Keating, Muething & Klekamp, One East Fourth Street, Cincinnati, Ohio 45202, at 10:00 a.m. (local time) on (a) the later of (i) December 31, 1997 or (ii) the date that is three (3) business days following the termination of the applicable waiting period under the HSR Act, or (b) at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

                  2.4      CLOSING OBLIGATIONS

                           At the Closing:

                           (a)      Seller will deliver to Buyer:

                                         (i)  certificates representing the
Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

                                        (ii)         a noncompetition agreement
in the form of Exhibit 2.4(a)(ii), executed by Seller (the "Noncompetition Agreement");

                                       (iii)         certificate executed by
Seller to Buyer certifying that Seller's representations and warranties in this Agreement (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date in accordance with
Section 5.5) were accurate as of the date of this Agreement and are accurate as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date and except for any inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, taken as a whole, provided, however, that the foregoing exception shall not apply with respect to the representations and warranties made by Seller in Section 3.13 hereof;

                                    (iv)             certificate executed for
Uarco by the chief financial officer of Uarco to Buyer certifying that the covenants of Seller contained in Section 5.2, 5.3 and 5.7 of this Agreement have been complied with except were such non-compliance will not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies taken as a whole.

                                         (v)         the opinion of Aoki,
Christensen & Nomoto in form previously provided to Buyer's counsel.

                  (b)      Buyer will deliver:

                                 (i)        to Seller, by wire transfer to a
bank account designated in writing by Seller on the Closing Date, in immediately available funds in an amount equal to the Purchase Price; and

                                (ii)        to Seller a certificate executed by
Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

                  2.5      CLOSING DATE FINANCIAL STATEMENTS

                           As soon as practical after Closing, Buyer will cause
the Company to prepare, and will cause Ernst & Young LLP ("E&Y"), the Company's certified public accountants, to audit, consolidated financial statements of the Acquired Companies as of the Closing Date, including a balance sheet as of the Closing Date ("Closing Date Balance Sheet") consolidated statements of operations, consolidated statements of stockholder's equity, and consolidated statements of cash flows for the period from January 1, 1997 to the Closing Date, together with the report thereon of E&Y (collectively, the "Closing Date Financial Statements"). Buyer will provide Seller with a copy of the Closing Date Financial Statements within thirty (30) days of Buyer's receipt of the Closing Date Financial Statements.

         3.       REPRESENTATIONS AND WARRANTIES OF SELLER

                  Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer as follows:

                  3.1      ORGANIZATION AND GOOD STANDING

                           (a)      Part 3.1 of the Disclosure Letter contains
a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Companies, taken as a whole.

                           (b)      Seller has delivered to Buyer copies of the
Organizational Documents of each Acquired Company, as currently in effect.

                  3.2      AUTHORITY; NO CONFLICT

                           (a)      All corporate acts and other proceedings
required to be taken by Seller to authorize the execution, delivery and performance of the contemplated transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Escrow Agreement, the Noncompetition Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the power and authority to execute and deliver this Agreement, the Seller's Closing Documents and all other documents delivered by Seller at Closing and to perform its obligations under this Agreement and the Seller's Closing Documents.

                           (b)      Neither the execution and delivery of this
Agreement nor the consummation or performance of any of the Contemplated Transactions will (with or without notice or lapse of time):

                                    (i)     contravene, conflict with, or
result in a violation of, any provision of the Organizational Documents of the Acquired Companies;

                                    (ii)     contravene, conflict with, or
result in a violation of, any Legal Requirement or any Order to which any Acquired Company or Seller, or any of the assets owned or used by any Acquired Company, may be subject;

                                    (iii) contravene, conflict with, or result
in a violation of, any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

                                    (iv)    contravene, conflict with, or
result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract other than any such contravention, conflict, violation, breach, declaration of default, remedy, acceleration, cancellation, termination or modification; or

                                    (v)     result in the imposition or
creation of any Encumbrance upon or with respect to any asset owned by any Acquired Company.

                  Neither Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  3.3      CAPITALIZATION

                           The authorized equity securities of the Company
consist of 1000 shares of common stock, no par value, of which 602.85 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by Seller), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company other than this Agreement. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

                  3.4      FINANCIAL STATEMENTS

                           Seller has delivered to Buyer: (a) audited
consolidated balance sheets of the Acquired Companies as at December 31 in each of the years 1994 through 1996, and the related consolidated statements of operations, consolidated statements of stockholder's equity, and consolidated statements of cash flows for each of the fiscal years then ended, together with the report thereon of E&Y and (b) an unaudited consolidated balance sheet of the Acquired Companies as at September 30, 1997 (the "Interim Balance Sheet"), included herein as Exhibit 3.4, and the related unaudited consolidated statements of operations, consolidated statements of stockholder's equity, and consolidated statements of cash flows for the nine months then ended, including in each case the notes thereto. Such consolidated financial statements including the notes thereto present fairly the consolidated financial condition and the consolidated results of operations, changes in consolidated stockholder's equity, and consolidated cash flows of the Acquired Companies as at the respective dates of and for the periods referred to in such consolidated financial statements, all in accordance with GAAP subject, in the case of Interim Balance Sheet, to normal recurring year-end adjustments (which will not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies taken as a whole) and the absence of notes (that, if presented, would not differ materially from those included in the Closing Date Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

                  3.5      BOOKS AND RECORDS

                           The stock certificate and transfer books and the
minute books of the Acquired Companies (portions of which have been made available for inspection by Buyer prior to the date hereof) are true and complete.

                  3.6      TITLE TO REAL PROPERTY; ENCUMBRANCES

                           Part 3.6 of the Disclosure Letter contains a complete
and accurate list of all real property owned in fee ("Owned Property"), and real property or other interests in real property leased ("Leased Property") by any Acquired Company. The Acquired Companies own (with good and marketable title, subject only to the matters permitted by the following sentence) all the Owned Property. All Owned Property and Leased Property is free and clear of all Encumbrances and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Closing Date Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, excluding mortgages, liens, security interests and other encumbrances which secure any portion of the Financial Debt of Uarco (which mortgages, liens, security interests and other encumbrances shall be removed on or prior to the Closing Date or other arrangements shall be made with respect thereto that shall be reasonably satisfactory to Buyer), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current Taxes not yet due, (d) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, (e) Permitted Liens (as hereinafter defined), (f) easements, covenants, rights-of-way and other similar restrictions of record, (g) any conditions that may be shown by a current, accurate survey or physical inspection of any Owned Property or Leased Property made prior to Closing and (h)(I) zoning, building and other similar restrictions, and (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on any Owned Property, any property over which any Acquired Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto, none of which items set forth in clauses (I) or
(II), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the business of the Acquired Companies, taken as a whole, as presently conducted. To Seller's Knowledge, no buildings, plants, and structures owned by the Acquired Companies encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

                  3.7 ASSETS OTHER THAN REAL PROPERTY; CONDITION AND SUFFICIENCY OF ASSETS

                           The Company or a Subsidiary has good and valid title
to all material assets reflected on the Interim Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Interim Balance Sheet in the Ordinary Course of Business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens, security interests or encumbrances of any kind except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course of Business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, (ii) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the Interim Balance Sheet excluding mortgages, liens, security interests and other encumbrances which secure any portion of the Financial Debt of Uarco (which mortgages, liens, security interests and other encumbrances shall be removed on or prior to the Closing Date or other arrangements shall be made with respect thereto that shall be reasonably satisfactory to Buyer) and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Acquired Companies, taken as a whole, as presently conducted (the mortgages, liens, security interests, encumbrances and imperfections of title described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as "Permitted Liens"). This
Section 3.7 does not relate to real property or interests in real property, such items being the subject of Section 3.6, or intellectual property, such items being the subject of Section 3.18.

                  The buildings and material tangible property of the Acquired Companies are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.


                  3.8      TAXES

                           (a)      The Acquired Companies have filed or caused
to be filed (on a timely basis since January 1, 1993) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or any Acquired Company, except such Taxes, if any, as are listed in Part 3.8 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                           (b)      The United States Federal and state income
Tax Returns of each Acquired Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1987. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.8 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.8 of the Disclosure Letter describes all adjustments by the IRS to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since January 1, 1993, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.8 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

                           The charges, accruals, and reserves with respect to
Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.8 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                           (c)      All Tax Returns filed by (or that include
on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an "S" corporation.

                           (d)      This Section 3.8 does not relate to any
employee benefit matters, which are the subject of Section 3.10.

                  3.9      NO MATERIAL ADVERSE CHANGE

                           Since September 30, 1997, there has not been any
material adverse change in the business, assets, or condition of the Acquired Companies, taken as a whole, other than changes relating to United States or foreign economies in general or the Acquired Companies' industries in general and not specifically relating to the Company or a Subsidiary. Any loss of sales of any Acquired Company which may occur as a result of the public announcement or pendency of the Contemplated Transactions shall not be deemed to be a material adverse change for purposes of this Section 3.9 provided any such Acquired Company used Reasonable Best Efforts to prevent any such loss of sales.

                  3.10     EMPLOYEE BENEFITS

                           (a)      As used in this Section 3.10, the following
terms have the meanings set forth below.

         "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

         "COMPANY PLAN" means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes, or in which an Acquired Company or an ERISA Affiliate otherwise participates. All references to Plans are to Company Plans unless the context requires otherwise.

         "COMPANY VEBA" means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate.

         "ERISA AFFILIATE" means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC ss. 414; provided, however, that MedaSonics, Inc. shall not be deemed an ERISA Affiliate for any purpose hereof.

         "MULTIEMPLOYER PLAN" has the meaning given in ERISA ss. 3(37)(A).

         "OTHER BENEFIT OBLIGATIONS" means all material obligations, arrangements, or customary practices, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or consultants of an Acquired Company, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC ss. 132.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PENSION PLAN" has the meaning given in ERISA ss. 3(2)(A).

         "PLAN" has the meaning given in ERISA ss. 3(3).

         "PLAN SPONSOR" has the meaning given in ERISA ss. 3(16)(B).

         "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC ss. 401(a).

         "TITLE IV PLANS" means all Company Plans that are Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. ss. 1301 et seq., other than Multiemployer Plans.

         "VEBA" means a voluntary employees' beneficiary association under IRC ss. 501(c)(9).

         "WELFARE PLAN" has the meaning given in ERISA ss. 3(1).

                           (b)      Part 3.10(i) of the Disclosure Letter
contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, or (C) Title IV Plans. None of the Company Plans is a Company VEBA or Multiemployer Plan and, to the Knowledge of Seller, no Acquired Company has ever maintained a Company VEBA or, in the last five years, any Multiemployer Plan. There is no withdrawal liability under any previously maintained Multiemployer Plan.

                           (c)      Seller has delivered or made available to
Buyer, or will deliver or make available to Buyer at least ten days prior to the Closing Date:

                                    (i)  all documents that set forth the terms
of each Company Plan, Company Other Benefit Obligation, and of any related trust, including (A) the most recent summary plan descriptions of Company Plans for which Seller or the Acquired Companies are required by law to prepare, file, and distribute summary plan descriptions, and (B) the most recent summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

                                    (ii)  all personnel, payroll, and
employment  manuals and policies of each Acquired Company;

                                    (iii) all collective bargaining agreements
pursuant to which contributions by the Acquired Companies are being made or obligations are owed by such entities;

                                    (iv) a written description of any Company
Plan or Company Other Benefit Obligation that is not otherwise in writing;

                                    (v)  all insurance policies purchased by an
Acquired Company or to provide benefits under any Company Plan;

                                    (vi) all material contracts currently in
effect with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, or Company Other Benefit Obligation;

                                    (vii) the two most recently filed Form 5500s
with respect to each applicable Company Plan, including all schedules thereto and the opinions of independent accountants (if required);

                                    (viii) all material notices that were
required to be given by any Acquired Company in respect of any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the twelve-month period preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.11;

                                    (ix) all material notices that were given by
the IRS, the PBGC, or the Department of Labor to any Acquired Company or any ERISA Affiliate in respect of any Company Plan within the two year period preceding the date of this Agreement;

                                    (x) with respect to Qualified Plans, the
most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan;

                                    (xi) with respect to Title IV Plans, the
Form PBGC-1 filed for the most recent plan year.

                           (d)      In addition:

                                     (i)    The Acquired Companies have
performed in all material respects all of their respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, and Obligations that have accrued but are not due.

                                    (ii) No statement, either written or, to the
Knowledge of Seller, oral, has been made by any Acquired Company to any Person with regard to any Company Plan or Company Other Benefit Obligation that was not in accordance with the Company Plan or Company Other Benefit Obligation and that is likely to have an adverse economic consequence to any Acquired Company or to Buyer.

                                   (iii) The Acquired Companies, with respect to
all Company Plans and Company Other Benefit Obligations are, and each Company Plan and Company Other Benefit Obligation is, in compliance in all material respects with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.11, and with any applicable collective bargaining agreement.

                                        (A)  No Acquired Company has knowingly
engaged in any nonexempt transaction prohibited by ERISA ss. 406 or IRC ss. 4975(c) with respect to any Company Plan.

                                        (B) No Acquired Company has any
liability to the PBGC with respect to any Title IV Plan or has any liability under ERISA ss. 502 or ss. 4071, except for insurance premiums not yet due.

                                        (C) All contributions and payments made
or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC ss. 162 or ss. 404. No amount, or any asset of any Company Plan, is subject to tax as unrelated business taxable income.

                                        (D) All filings with Governmental
Authorities required to be made under ERISA and the IRC as to each Plan have been properly prepared in all material respects and timely filed.

                                     (iv) Each Company Plan can be terminated
within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan other than as may be required by law if any such Plan were to be terminated.

                                     (v) Since December 31, 1996, there has been
no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

                                    (vi) To Seller's Knowledge, no event has
occurred or circumstance exists that is likely to result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in aggregate benefit costs of such Plans and Obligations that are self-insured, except for any increase that may be due solely as a result of the consummation of the Contemplated Transactions.

                                   (vii) Other than claims for benefits
submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to Seller's Knowledge, is Threatened.

                                  (viii) To Seller's Knowledge, no event has
occurred or circumstance exists that is likely to give rise to disqualification or loss of tax-exempt status of any Qualified Plan or related trust.

                                    (ix) Each Acquired Company and each ERISA
Affiliate of an Acquired Company meets the minimum funding standard, and has made all contributions required, under ERISA ss. 302 and IRC ss. 402.

                                     (x) No Acquired Company or any ERISA
Affiliate has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that is likely to subject any Acquired Company or an ERISA Affiliate to current liability under ERISA ss. 4062(e), ss. 4063, or ss. 4064.

                                    (xi) No Acquired Company or any ERISA
Affiliate has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated which termination has not been completed prior to the date hereof. To Seller's Knowledge, the PBGC has not instituted proceedings to treat any Company Plan as terminated. To Seller's Knowledge, no event has occurred or circumstance exists that is likely to constitute grounds under ERISA section 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

                                   (xii) No amendment has been made in the
three-year period preceding the date hereof, or is reasonably expected to be made, to any Plan that has required or is likely to require the provision of security under ERISA ss. 307 or IRC ss. 401(a)(29).

                                  (xiii) No accumulated funding deficiency,
whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that is likely to result in an accumulated funding deficiency as of the last day of the current plan year of any such Company Plan.

                                   (xiv) No reportable event (as defined in
ERISA ss. 4043 and in regulations issued thereunder) has occurred in the two-year period preceding the date hereof with respect to any Company Plan.

                                    (xv) No Acquired Company has Knowledge of
any facts or circumstances that is likely to give rise to any liability of any Seller, any Acquired Company, or Buyer to the PBGC under Title IV of ERISA with respect to a Title IV Plan.

                                   (xvi) No Acquired Company or any ERISA
Affiliate has, in the past five years, established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multiemployer Plan.

                                  (xvii) No Acquired Company or any ERISA
Affiliate has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from any Multiemployer Plan that is likely to result in any liability of either any Acquired Company or Buyer to a Multiemployer Plan.

                                 (xviii) No Acquired Company or any ERISA
Affiliate has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                                   (xix) No Acquired Company or any ERISA
Affiliate has received written notice from any Multiemployer Plan to which any Acquired Company or any ERISA Affiliate contributes that such a plan is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

                                    (xx) Except to the extent required under
ERISA section 601 et seq. and IRC section 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service the cost of which is not entirely borne by such retired or former employee.

                                    (xxi) No payment that is owed or which will
become due to any director, officer or employee of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC section 280G or section 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax under said IRC sections on a payment to such person.

                                    (xxii) The consummation of the Contemplated
Transactions will not result in the payment, vesting, or acceleration of any benefit.

                                    (xxiii) With respect to the trust for each
Qualified Plan, the Acquired Companies have received a favorable determination letter from the IRS to the effect that such trust is exempt from federal income tax under IRC ss. 501(a).

                  3.11 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

                  This Section 3.11 does not relate to Tax matters, which are the subject of Section 3.8, employee benefits matters, which are the subject of
Section 3.10, or matters pertaining to Environmental Law, which are the subject of Section 3.16.

                           (a)      Except as set forth in part 3.11 of the
Disclosure Schedule:

                                     (i) each Acquired Company is in full
compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to be in compliance would not have a Material Adverse Effect on the Acquired Companies, taken as a whole;

                                    (ii) as of the date hereof no event has
occurred or circumstance exists that (with or without notice or lapse of time) is likely to constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement; and

                                   (iii) no Acquired Company has received, at
any time from December 31, 1996, any written notice from any Governmental Body alleging any violation of, or failure to comply with, any Legal Requirement.

                           (b)      Part 3.11(b) of the Disclosure Letter
contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.11(b) of the Disclosure Letter is valid and in full force and effect. Seller further represents that:

                                     (i) each Acquired Company is, and at all
times from December 31, 1996 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13 of the Disclosure Letter;

                                    (ii) no event has occurred or circumstance
exists that (with or without notice or lapse of time) is likely to (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.11(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental

Authorization listed or required to be listed in Part 3.11(b) of the Disclosure Letter;

                                   (iii) no Acquired Company has received, at
any time from December 31, 1996, any written notice from any Governmental Body alleging any violation of or failure to comply with any term or requirement of any Governmental Authorization, or any revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization; and

                                    (iv) all applications required to have been
filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.11(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                           The Governmental Authorizations listed in Part
3.11(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

                  3.12     LEGAL PROCEEDINGS; ORDERS

                           (a)      There is no pending Proceeding:

                                     (i)    that has been commenced by or
against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company that involves more than $100,000, other than insured claims; or

                                    (ii) that challenges, or that may have the
effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

Seller further represents that, (1) no such Proceeding has been Threatened, and
(2) there are no unasserted claims of the type that would be required to be disclosed if the

Company had received notice in writing which are considered probable of assertion and which if asserted would have at least a reasonable probability of adverse determination.

                           (b)      Seller further represents that:

                                     (i) there is no material Order to which
any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

                                    (ii) Seller is not subject to any material
Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                                   (iii) no officer, director, agent, or
employee of any Acquired Company is subject to any material Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

                           (c)      Seller further represents that:

                                     (i) each Acquired Company is in compliance
with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; and

                                    (ii) no Acquired Company has received, at
any time from December 31, 1996, any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

                  3.13     ABSENCE OF CERTAIN CHANGES AND EVENTS

                           Since September 30, 1997, the Acquired Companies
have conducted their businesses only in the Ordinary Course of Business and there has not been any:

                           (a)  change in any Acquired Company's authorized or
issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights;

purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                           (b)  amendment to the Organizational Documents of
any Acquired Company;

                           (c)  except in the Ordinary Course of Business,
increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar contract with any director, officer, or employee;

                           (d)  except in the Ordinary Course of Business,
adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                           (e)  damage to or destruction or loss of any asset
or property of any Acquired Company, not covered by insurance, that would have a Material Adverse Effect on the Acquired Companies, taken as a whole;

                           (f)  except in the Ordinary Course of Business,
entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $100,000;

                           (g)  sale (other than sales of inventory in the
Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Intangibles;

                           (h)  cancellation or waiver of any claims or rights,
except in the Ordinary Course of Business, with a value to any Acquired Company in excess of $100,000;

                           (i)  material change in the accounting methods used
by any Acquired Company other than as required by GAAP;

                           (j)  payment of bonuses, management fees or other
compensation of any kind to Seller or any Related Person of Seller;

                           (k)  sale, use or other disposal of any assets of
any Acquired Company to pay principal of the Financial Debt of Uarco; or

                           (l)  deviation from any policy or practice of any
Acquired Company with respect to the payment of trade payables.

                  3.14     CONTRACTS; NO DEFAULTS

                           (a)  Part 3.14(a) of the Disclosure Letter contains
a complete and accurate list of:

                                    (i)  each Applicable Contract that involves
performance of services or delivery of goods or materials by one or more Acquired Companies with an annualized run rate in excess of $5,000,000 as of September 30, 1997;

                                    (ii)  each Applicable Contract that
requires performance of services or delivery of goods or materials to one or more Acquired Companies with an annualized run rate in excess of $1,000,000 as of September 30, 1997;

                                    (iii)  each Applicable Contract that was
not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $50,000;

                                    (iv)   each lease, rental or occupancy
agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate future payments of less than $500,000);

                                    (v)   each licensing agreement or other
Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Intangibles;

                                    (vi)   each collective bargaining agreement
and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                                    (vii)  each joint venture, partnership, and
other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                                    (viii) each Applicable Contract containing
covenants that in any way purport to limit the freedom of any Acquired Company or any affiliate of an Acquired Company to engage in any line of business or to compete with any Person that materially impairs the business of the Company as presently conducted;

                                    (ix)   each Applicable Contract providing
for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods with a future commitment greater than $100,000;

                                    (x)    each Applicable Contract entered
into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages with respect to which there is a reasonable possibility of damages in excess of $100,000;

                                    (xi)   each Applicable Contract for future
capital expenditures in excess of $100,000;

                                    (xii)  each written warranty, guaranty, and
or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;

                                    (xiii) each power of attorney that is
currently effective and outstanding; and

                                    (xiv) each amendment, supplement, and
modification (whether oral or written) in respect of any of the foregoing.

                           (b) Each contract identified or required to be
identified in Part 3.14(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                           (c) (i)   each Acquired Company is in compliance
with the terms and requirements each contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

                               (ii)  to Seller's Knowledge, each other Person
that has or had any obligation or liability under any contract under which an Acquired Company has or had any rights is in compliance with the terms and requirements of such contract; and

                               (iii) no Acquired Company has given to or
received from any other Person, at any time from December 31, 1996, any written notice regarding any violation or breach of, or default under, any contract.

                           (d)  Except with respect to contracts with respect
to which there is a reserve on the Closing Date Balance Sheet, there are no pending renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed contracts with any Person.

                           (e)  The contracts relating to the sale, design,
manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                  3.15     INSURANCE

                           (a)      The insurance policies owned and maintained
by the Acquired Companies are listed in Part 3.15(a) of the Disclosure Letter. Seller has delivered to Buyer (i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is covered and (ii) any statement by the auditor of any Acquired Company's financial statements issued within two (2) years of the Closing Date with regard to the adequacy of any insurance maintained by such entity or the adequacy of any reserve for claims.

                           (b)      Part 3.15(b) of the Disclosure Letter
describes any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder.

                           (c)      Part 3.15(c) of the Disclosure Letter sets
forth a list each outstanding claim under an insurance policy for an amount in excess of $50,000.

                           (d)     (i)  To Seller's Knowledge, all policies to
which any Acquired Company is a party or that provide coverage to either Seller, any Acquired Company, or any director or officer of an Acquired
Company:

                                        (A) are valid, outstanding, and
enforceable; and

                                        (B) are sufficient for compliance with
all Legal Requirements and contracts to which any Acquired Company is a party or by which any of them is bound.

                                   (ii) No Seller or Acquired Company has
received any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder with respect to any policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

                                   (iii) The Acquired Companies have paid all
premiums due, and have otherwise performed their respective obligations in all material respects, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

                                    (iv) The Acquired Companies have given
notice to the insurer of all material claims that may be insured thereby.

                           (e)      This Section 3.15 does not relate to any
policies of insurance procured for the benefit of employees.

                  3.16     ENVIRONMENTAL MATTERS

                           (a)      Each Acquired Company is (and at all times
during the past five (5) years has been) in compliance with Environmental Laws and with all permits, licenses and authorizations from the appropriate Governmental Body required for it to conduct its respective business under Environmental Laws;

                           (b)      none of the Acquired Companies is subject
to, nor have they been threatened, by receipt of written notice from counsel for the plaintiff or a potential co-defendant or from a Governmental Body, to be made subject to any action, suit, investigation or proceeding which could result in an Encumbrance, or to a decree, order or judgment from a Governmental Body relating to compliance with any Environmental Laws or to investigation or cleanup of Hazardous Substances;

                           (c)      Seller has delivered to Buyer true and
complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Substances in, on, or under the Facilities, or concerning compliance by Seller or any Acquired Company with Environmental Laws.

                           As used in this Agreement, the term "Environmental
Laws" means all applicable laws, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Body, relating to the environment, preservation or reclamation of natural resources, or to the manufacture, production, use, management, release or handling of Hazardous Substances; the term "Hazardous Substances" means all hazardous or toxic substances or wastes, petroleum (including crude oil or any fraction thereof, asbestos and radioactive materials) regulated pursuant to any Environmental Law; and the term "Buyer's Environmental Assessments" shall mean the Phase I and Phase II environmental assessments, together with all soil and groundwater sampling results and environmental database information collected in connection therewith, pursuant to the terms of the Site Access Agreement.

                  3.17     LABOR RELATIONS; COMPLIANCE

                           Since December 31, 1996, no Acquired Company has
been or is a party to any collective bargaining or other labor contract.
Since December 31, 1996, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process or arbitration, or (b) any application or petition for certification of a collective bargaining agent. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.

                  3.18     INTELLECTUAL PROPERTY

                           Part 3.19 of the Disclosure Letter sets forth a true
and complete list of all patents, trademarks, trade names, service marks and copyrights which are registered (in both published and unpublished copyright works) or for which application has been made (collectively, "Intellectual Property"), owned, used, filed by or licensed to any of the Acquired Companies. With respect to registered trademarks and pending trademark applications, Part
3.18 of the Disclosure Letter sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. The Company or one of the Acquired Companies owns, and the Acquired Companies have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, (i) all Intellectual Property required to be listed in Part 3.18 of the Disclosure Letter and (ii) all know-how, trade secrets, technology, confidential information, software and data bases (the assets and rights described in clauses (i) and (ii) are collectively referred to as "Intellectual Property Intangibles"), in each case which at any time since December 31, 1996, have been used (including to prepare derivative works), reproduced, displayed to the public, enhanced, modified, distributed or sublicensed by any Acquired Company, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. No Acquired Company has at any time since December 31, 1996, used, distributed, executed, displayed to the public, performed, modified, enhanced, prepared derivative works of or sublicensed the Intellectual Property Intangibles of any other person except in compliance with the terms of a valid, binding and enforceable license agreement or where the consequences, alone or in the aggregate, of such use, distribution, execution, display, performance, modification, enhancement, preparation or sublicense would not have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, taken as a whole.

                  No Acquired Company has granted any options, licenses or agreements of any kind relating to any Intellectual Property Intangibles owned by any Acquired Company or the marketing or distribution thereof. No Acquired Company is bound by or a party to any licenses or agreements relating to the Intellectual Property Intangibles of any other person, except for agreements relating to commonly available computer software licensed to any Acquiring Company in connection with the sale of a product or for which any Acquired Company has a perpetual, fully-paid up license.

                  3.19     CERTAIN PAYMENTS

                           To Seller's knowledge, since December 31, 1996, no
Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly, in violation of any Legal
Requirement: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any affiliate of an Acquired Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

                  3.20     ACCOUNTS RECEIVABLE

                           All accounts receivable, including deferred accounts
receivable, of the Acquired Companies that are reflected on the Closing Date Balance Sheet or the Interim Balance Sheet (after giving effect to the elimination of securitized financial debt) or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

                  3.21     INVENTORY

                           All inventory of the Acquired Companies, consists of
a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

                  3.22     YEAR 2000

                           Each of the computer software programs used in the
Acquired Companies' businesses, whether such software is owned, leased, rented, licensed or otherwise, and whether utilized in computers or other numerically-controlled systems, and each software-controlled hardware device, is fully-functional for its intended purpose, free from material defects and capable of continued operation in its present state through the year 2000 and beyond without the necessity of any reprogramming or any software or hardware fixes, patches or revisions except for such defects or reprogramming, fix, patch or revision which can be accomplished by Buyer at a cost of less than $500,000 exclusive of defects, reprogramming, fix, patch or revision relating exclusively to payroll and accounts payable software.

                  3.23     BROKERS OR FINDERS

                           Seller and their agents have incurred no obligation
or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement except to Goldman, Sachs & Co.

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as follows:

                  4.1      ORGANIZATION AND GOOD STANDING

                           Buyer is a corporation duly organized, validly
existing, and in good standing under the laws of the State of Ohio.

                  4.2      AUTHORITY; NO CONFLICT

                           (a)      All corporate acts and other proceedings
required to be taken by Buyer to authorize the execution, delivery and performance of the Contemplated Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement and the other documents to be executed and delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

                           (b)      Neither the execution and delivery of this
Agreement nor the consummation or performance of any of the Contemplated Transactions will (with or without notice or lapse of time) give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to, or contravene, conflict with, or result in a violation of:

                                     (i)    any provision of Buyer's

Organizational Documents;

                                    (ii)    any resolution adopted by the board
of directors or the stockholders of Buyer;

                                   (iii) any Legal Requirement or Order to which
Buyer may be subject; or

                                    (iv) any Contract to which Buyer is a party
or by which Buyer may be bound.

Except as required by the HSR Act, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  4.3      INVESTMENT INTENT

                  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act and Buyer shall not offer to sell or otherwise dispose of the Shares in violation of any of the registration requirements of the Securities Act.

                  4.4      CERTAIN PROCEEDINGS

                  There is no pending Proceeding or outstanding Order against or affecting Buyer or any of its affiliates and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

                  4.5      BROKERS OR FINDERS

                           Buyer and its officers and agents have incurred no
obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                  4.6  AVAILABILITY OF FUNDS

                           Buyer has cash available or reasonably believes it
has existing borrowing facilities which together are sufficient to enable it to consummate the Contemplated Transactions. The financing required to consummate the Contemplated Transactions is referred to as the "Financing." As of the date hereof, Buyer has no reason to believe that the Financing will not be available on a timely basis for the transactions contemplated by this Agreement.

         5.       COVENANTS OF SELLER PRIOR TO CLOSING DATE

                  5.1      ACCESS AND INVESTIGATION

                           Between the date of this Agreement and the Closing
Date, Seller will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives reasonable access, during normal business hours and upon reasonable notice, to each Acquired Company's personnel, properties (except where and to the extent that such properties have been the subject of Buyer's Environmental Assessment), contracts, books and records, and other documents and data; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, any Acquired Company and does not violate any Legal Requirement, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request and that does not violate any Legal Requirement, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request and that does not violate any Legal Requirement.

                  5.2      OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

                           Between the date of this Agreement and the Closing
Date, Seller will, and will cause each Acquired Company to:

                           (a)      conduct the business of such Acquired
Company only in the Ordinary Course of Business; and

                           (b)      use their Reasonable Best Efforts to
preserve intact the current business organization of such

Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, labor organizations and others having business relationships with such Acquired Company;

                  5.3      NEGATIVE COVENANT

                           Except as otherwise expressly permitted by this
Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.13 is likely to occur.

                  5.4      REQUIRED APPROVALS

                           As promptly as practicable after the date of this
Agreement, Seller will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Part 3.2 of the Disclosure Letter (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

                  5.5      NOTIFICATION

                  Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence to Seller's Knowledge of any Breach of any covenant of Seller in this Section 5 or of the occurrence to Seller's Knowledge of any event that would cause any of the conditions to Buyer's obligation to consummate the purchase and sale of the Shares not to be fulfilled.


                  5.6      NO NEGOTIATION

                  Until such time, if any, as this Agreement is terminated pursuant to Section 10, Seller will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of all or substantially all of the assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

                  5.7      PAYMENT OF CERTAIN INDEBTEDNESS

                  Except as expressly provided in this Agreement, Seller will cause (i) all indebtedness owed to an Acquired Company by either Seller or any Related Person or affiliate of Seller, (ii) all indebtedness owed by an Acquired Company or any Subsidiary to either Seller or any Related Person or affiliate of Seller (iii) all Financial Debt of Uarco, and (iv) all letters of credit related to the Financial Debt of Uarco to be paid in full or otherwise released or satisfied (or other arrangements shall have been made to Buyer's reasonable satisfaction) prior to Closing without cost or other expense to Buyer and without adverse tax or other consequences to Buyer or any Acquired Company. For purposes of this Section 5.7 utilization of the Company's net operating losses to offset any debt forgiveness income which may be recognized shall not constitute an adverse tax or other consequence. Any Encumbrance on the assets of any of the Acquired Companies securing any such indebtedness, including the Financial Debt of Uarco, shall be removed, or arrangements shall have been made to Buyer's reasonable satisfaction to release such encumbrance, prior to Closing.

                  5.8      SUBSIDIARY MERGERS

                  Seller will cause all inactive or insignificant subsidiaries of the Acquired Companies listed on part 5.7 of the Disclosure Letter to dissolve or merge or amalgamate into one or more of the Acquired Companies.

                  5.9      REASONABLE BEST EFFORTS

                  Between the date of this Agreement and the Closing Date, Seller will use its Reasonable Best Efforts to cause the conditions in Section 7 to be satisfied.

                  5.10     TAX REVIEW

                  As soon as practical after date of this Agreement, Seller shall use its Reasonable Best Efforts to cause E&Y to conduct a review of the Company's 1994, 1995 and 1996 U.S. Income Tax Returns and to issue to Seller and Buyer not later than December 22, 1997 a written report setting forth E&Y's findings and recommendations as a result of such review.

         6.       COVENANTS OF BUYER

                  6.1      REQUIRED APPROVALS

                  As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act); provided that this Agreement will not require Buyer to dispose of or make any material change in any portion of its business or to incur any unreasonable burden to obtain a Governmental Authorization. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (a) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated

Transactions, and (b) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter (including taking all actions requested by Seller to cause early termination of any applicable waiting period under the HSR
Act).

                  6.2      REASONABLE BEST EFFORTS

                           Between the date of this Agreement and the Closing
Date, Buyer will use its Reasonable Best Efforts to cause the conditions in
Section 8 to be satisfied.

                  6.3      NO ADDITIONAL REPRESENTATIONS

                           Buyer acknowledges that it and its Representatives
have been permitted access to books and records, facilities, equipment, Federal tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the which it and its Representatives have desired or requested to see and/or review, and that it and its Representatives have had an opportunity to meet with certain officers and certain employees of Seller and the Acquired Companies to discuss the businesses and assets of the Company and the Subsidiaries.

                  6.4      SUPPLEMENTAL DISCLOSURE

                           Buyer shall promptly notify Seller of, and furnish
Seller any information it may reasonably request with respect to, the occurrence to Buyer's Knowledge of any event or condition or the existence to Buyer's Knowledge of any fact that would cause any of the conditions to Seller's obligation to consummate the purchase and sale of the Shares not to be fulfilled.

                  6.5      EMPLOYEE MATTERS

                           Buyer represents that Buyer's intends to provide
continuing employees of the Acquired Companies, for a period of not less than one year following the Closing, with the same or comparable benefits to those Buyer provides to similarly situated employees of Buyer. Employees of the Acquired Companies will receive full credit for their term of service with the Acquired Companies for all purposes for which term of service is relevant under Company Plans or Company Other Benefit Plans or any successor plan thereto and, to the extent applicable law does not require such exclusion, there will be no exclusions for pre-existing conditions to employees of the Acquired Companies except to the extent that any such pre-existing conditions of such employees are presently excluded under Company Plans or Company Other Benefit Plans. Nothing contained in this Agreement shall require Buyer to retain any employees of any of the Acquired Companies for any period of time or otherwise bestow any rights to any such employees or similar obligations on Buyer. Nothing contained in this
Section 6.5 or elsewhere in this Agreement shall confer or vest any rights in any employee of the Acquired Companies.

         7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

                  Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

                  7.1      ACCURACY OF REPRESENTATIONS

                           Seller's representations and warranties in this
Agreement must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date as if made on the Closing Date except to the extent that the failure of such representations and warranties to be accurate would not have a Material Adverse Effect on the Acquired Companies, taken as a whole, provided however that the foregoing exception shall not apply with respect to the representations and warranties made by Seller in Section 3.13 hereof.

                  7.2      SELLER'S PERFORMANCE

                           (a)      All of the covenants and obligations that
Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects provided however that each of Seller's covenants and obligations set forth in Section 5.3 and 5.7 hereof must have been duly performed and complied with in all respects without regard to materiality.

                           (b)     Seller shall have delivered each of the
document(s) required to be delivered by Seller pursuant to Section 2.4.

                  7.3      HSR

                           The waiting period under the HSR Act must have
expired or been terminated.

                  7.4      CONSENTS

                           Each Consent identified in Part 3.2 of the
Disclosure Letter shall have been obtained and shall be in full force and effect (or other arrangements for obtaining such consents shall have been made to Buyer's reasonable satisfaction).

                  7.5      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

                           There must not have been made or Threatened by any
Person any claim (which in the opinion of counsel for Buyer has a possibility of success) asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

                  7.6      PAYMENT OF CERTAIN INDEBTEDNESS

                           The covenant set forth in Section 5.7 of this
Agreement shall have been fulfilled.

                  7.7      NO INJUNCTION

                           There must not be in effect any Legal Requirement or
any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

                  7.8      SEVERANCE LETTERS

                           Seller shall have delivered to Buyer either (i)
written releases of Timothy J. Webb and Glenn H. Gage, in form and substance reasonably satisfactory to Buyer, releasing the Company from any obligation to make any of the payments referred to in the letters dated November 18, 1997 addressed to Messrs. Webb and Gage, respectively, which are disclosed in Part 3.10 of the Disclosure Letter, or (ii) payment of an amount of money in U.S. currency sufficient to fund the entire cost of all payments required to be made by the Company pursuant to the terms of such letters dated November 18, 1997. This Section 7.8 shall not apply to paragraph (5) of the letter to Mr. Webb regarding benefits payable to Mr. Webb under the Uarco Incorporated SERP.

         8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

                  Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

                  8.1      ACCURACY OF REPRESENTATIONS

                           Buyer's representations and warranties in this
Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

                  8.2      BUYER'S PERFORMANCE

                           (a)      All of the covenants and obligations that
Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                           (b)      Buyer shall have delivered each of the
documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payment required to be made by Buyer pursuant to Sections 2.4(b)(i).

                  8.3      CONSENTS

                           Each of the Consents identified in Part 3.2 of the
Disclosure Letter and termination of the waiting period under the HSR Act must have been obtained and, with respect to such consents, must be in full force and effect.

                  8.4      NO INJUNCTION

                           There must not be in effect any Legal Requirement or
any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

         9.       WAIVER AND FRUSTRATION OF CLOSING

                  9.1      WAIVER OF CLOSING CONDITIONS

                           The parties acknowledge and agree that if Buyer or
Seller has Knowledge of a failure of any condition set forth in Section 7 or 8, respectively, or of any Breach by the other party of any representation, warranty or covenant contained in this Agreement, and such party proceeds with the Closing, such party shall be deemed to have waived such condition or Breach and such party and its successors, assigns and affiliates shall not be entitled to be indemnified pursuant to Section 11, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

                  9.2      FRUSTRATION OF CLOSING CONDITIONS

                  Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 7 or 8, respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its Reasonable Best Efforts to cause the Closing to occur, as required by Sections
5.7 and Section 6.2.

         10.      TERMINATION

                  10.1     TERMINATION EVENTS

                           This Agreement may, by notice given prior to or at
the Closing, be terminated:

                           (a)      by either Buyer or Seller if a Breach or
Breaches of any provision or provisions of this Agreement has or have been committed by the other party, which Breach or Breaches individually or in the aggregate have or will have a Material Adverse Effect on the Acquired Companies taken as a whole, and such Breach or Breaches has or have not been either (i) waived or (ii) cured within 10 days after notice of such Breach or Breaches; or

                           (b)      (i) by Buyer if satisfaction of any of the
conditions in Section 7 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition or (ii) by Seller, if satisfaction of any of the conditions in Section 8 is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition; or

                           (c)      by mutual consent of Buyer and Seller; or

                           (d)      by either Buyer or Seller if the Closing
has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 1998, unless the only reason that Closing has not occurred prior to January 31, 1998,is failure to obtain termination of the waiting period under the HSR Act, in which event the date on which either Buyer or Seller may terminate this Agreement shall be extended until the earlier to occur of (i) the third business day after termination of the waiting period under the HSR Act, or (ii) February 28, 1998.

                  10.2     EFFECT OF TERMINATION

                           (a)  Each party's right of termination under Section
10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                  (b) In the event of termination by Seller or Buyer pursuant to this Section 10, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                  (i) Buyer shall return all documents and other material received from Seller or any Acquired Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

                  (ii) all confidential information received by Buyer with respect to the business of the Acquired Companies shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         11.      INDEMNIFICATION; REMEDIES

                  11.1     SURVIVAL

                           All representations and warranties in this
Agreement, and in any certificate delivered pursuant thereto shall not survive the Closing; PROVIDED, HOWEVER, that nothing in this Section 11.1 shall limit the rights that any party hereunder may have against any other party hereunder under applicable law for fraudulent acts or omissions arising out of or in connection with this Agreement or the transactions contemplated herein.

                  11.2     LIMITED INDEMNIFICATION OBLIGATION OF SELLER

                           Notwithstanding anything to the contrary contained
in this Agreement, if the payment, release or other satisfaction of the Financial Debt of UARCO required by Section 5.7 hereof results in adverse tax or other consequences to Buyer or any Acquired Company, Seller shall pay to Buyer an amount of money equal to the amount of such adverse tax or other consequence. Any such payment shall be made in U.S. currency promptly after the amount of such adverse tax or other consequence is determined. For purposes of this Section 11.2 utilization of the Company's net operating losses to offset any debt forgiveness income which may be recognized shall not constitute an adverse tax or other consequence. All obligations of Seller under this Section 11.2 shall survive the Closing for a period of three years following the date on which the Company's 1997 U.S. Corporate Income Tax Return is required to be filed.

                  11.3     LIMITED INDEMNIFICATION OBLIGATION OF BUYER

                           Buyer will indemnify and hold harmless Seller and
its Representatives, stockholders, controlling persons and affiliates ("Indemnified Seller Persons"), and will pay to the Indemnified Seller Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, or (b) any liability for Taxes of the Company and its subsidiaries for any taxable period ending after the Closing Date (except to the extent such period began before the Closing Date, in which case Buyer's indemnity will cover only that portion of such Taxes that are not attributable to the Pre-Closing Taxable Period) or described in Sections 11.2(d)(i) or (ii).

                           Buyer acknowledges and agrees that, other than the
representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller either expressed or implied with respect to the Contemplated Transactions, the Acquired Companies or their respective assets, liabilities and business.

                           In furtherance of the foregoing, Buyer hereby
waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraudulent acts or omissions) it, or the Acquired Companies may have against Seller and its affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section 11).

         12.      GENERAL PROVISIONS

                  12.1     EXPENSES

                           Except as otherwise expressly provided in this
Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will pay all amounts payable to Goldman, Sachs & Co. in connection with this Agreement and the Contemplated Transactions. Buyer will pay the HSR Act filing fee. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  12.2     PUBLIC ANNOUNCEMENTS

                           Buyer will not make any public announcement with
respect to the subject matter of this Agreement without the prior written consent of Seller, which consent will not be unreasonably withheld or delayed.

                  12.3     CONFIDENTIALITY

                           Between the date of this Agreement and the Closing
Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

                           Buyer acknowledges that the information being
provided to it in connection with the purchase and sale of the Shares and the consummation of the Contemplated Transactions is subject to the terms of a confidentiality agreement between Buyer and Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and the Subsidiaries; provided that Buyer acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

                  12.4     NOTICES

                           All notices, consents, waivers, and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Seller:           Settsu Corporation
                           c/o Uarco Incorporated
                           700 West Main Street
                           Barrington, IL  60010
                           Attention:  Chief Executive Officer
                           Facsimile No.: 847

                           1-4-1, Minamishinmachi, Kuise
                           Amagasaki, Hyogo 660
                           Japan
                           Attention: Mr. Toshio Kamada
                           Facsimile: 0118164882177
         with a copy to:   Cravath, Swaine & Moore
                           825 Eighth Avenue
                           New York, NY  10019
                           Attention: Robert A. Kindler
                           Facsimile No.: (212) 474-3700

         Buyer:            The Standard Register Company
                           600 Albany Street
                           Dayton, OH 45401-1167
                           Attention:  Chief Executive Officer
                           Facsimile No.: (937)443-1205

         with a copy to:   Turner, Granzow & Hollenkamp
                           50 East Third Street
                           Dayton, OH  45402
                           Attention: Nick Hollenkamp
                           Facsimile No.: (937) 228-4708

                  12.5     JURISDICTION; SERVICE OF PROCESS

                           Any action or proceeding seeking to enforce any
provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  12.6     FURTHER ASSURANCES

                           The parties agree before and after closing (a) to
furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Seller agrees to use its Reasonable Best Efforts to cause E&Y to consent to the use by Buyer of the Consolidated Financial Statements in Securities and Exchange Commission filings to be made by Buyer, including 8-K and 10-K filings. Seller agrees to cooperate and coordinate with Buyer to permit Buyer to utilize any net operating losses or other tax carry-forwards possessed by any of the Acquired Companies on the Closing Date. Seller also agrees to cooperate with Buyer both before and after Closing in the event Buyer desires to make a Section 338 election but not a Section 338(h)(10) election under the IRC. Buyer shall reimburse Seller for any out-of-pocket costs Seller incurs in cooperating under the previous two sentences.

                  Seller agrees to request and cooperate with E&Y to allow E&Y to consent to the use by Buyer of the consolidated financial Statements including Form 8-K and Form 10-K filings by Buyer.

                  12.7     WAIVER

                           The rights and remedies of the parties to this
Agreement are cumulative and not alternative. Unless otherwise specified herein, neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege. To the maximum extent permitted by applicable law, except as otherwise specified herein, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  12.8     ENTIRE AGREEMENT AND MODIFICATION

                           Except as otherwise specified herein, this Agreement
supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated October 23, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.


                  12.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

                           Neither party may assign any of its rights under
this Agreement without the prior consent of the other parties, which will not be unreasonably withheld or delayed, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, provided, however, that no assignment shall limit or affect the assignor's obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Any attempted assignment in violation of this Section
12.9 shall be void. Nothing expressed or referred to in this Agreement, except for Section 6.5 and Section 11, will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions, except for Section 6.5 and Section 11, are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  12.10 SEVERABILITY

                           If any provision of this Agreement is held invalid
or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  12.11 SECTION HEADINGS, CONSTRUCTION

                           The headings of Sections in this Agreement are
provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  12.12 TIME OF ESSENCE

                           With regard to all dates and time periods set forth
or referred to in this Agreement, time is of the essence.

                  12.13 GOVERNING LAW

                           This Agreement will be governed by the laws of the
State of Delaware applicable to agreements made and to be performed entirely within such state without regard to conflicts of laws principles of such state.

                  12.14 COUNTERPARTS

                           This Agreement may be executed in one or more
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                  12.15  LETTERS OF CREDIT

                           Buyer shall use its Reasonable Best Efforts to cause
each of the original letters of credit listed in Exhibit 12.15 to be returned by the beneficiaries thereof to the issuing banks as soon as practical.



                      [This space intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                            THE STANDARD REGISTER COMPANY


                                            By:  /s/  Peter S. Redding
                                               ---------------------------
                                               Name:  Peter S. Redding
                                               Title: President & CEO

                                            SETTSU CORPORATION


                                            By: /s/ Toshio Kamada
                                               ---------------------------
                                               Name:  Toshio Kamada
                                               Title: President and
                                                      Representative Director

                                    EXHIBITS
                                    --------


         Exhibit                                     Exhibit No.
         -------                                     -----------

Non-Competition Agreement                            2.4(a)(ii)

Interim Balance Sheet                                3.4

Letters of Credit                                    12.15

                                                              Exhibit 2.4(a)(ii)

                            NONCOMPETITION AGREEMENT
                            ------------------------


               This Noncompetition Agreement (this "Agreement") is made as of December __, 1997, by and between THE STANDARD REGISTER COMPANY, an Ohio corporation ("Buyer"), and SETTSU CORPORATION, a Japanese corporation ("Seller").

                                    RECITALS

               Concurrently with the execution and delivery of this Agreement, Buyer is purchasing from Seller all of the outstanding shares (the "Shares") of common stock, no par value, of Settsu Holding Corp. (the "Company") pursuant to the terms and conditions of a Stock Purchase Agreement made as of November __, 1997, (the "Stock Purchase Agreement"). Section 2.4(a)(ii) of the Stock Purchase Agreement requires that a noncompetition agreement be executed and delivered by Seller as a condition to the purchase of the Shares by Buyer.

                                    AGREEMENT

               The parties, intending to be legally bound, agree as follows:

               1.              DEFINITIONS

                               Capitalized  terms not expressly  defined in
this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.

               2.              NONCOMPETITION

                               As an inducement for Buyer to enter into the
Stock Purchase Agreement and as additional consideration for the consideration to be paid to Seller under the Stock Purchase Agreement, Seller agrees that:

                               (a)      For a period of five (5) years after
the Closing:

                                        (i)      Seller  will not,  directly
or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend Seller's name or any similar name to, lend Seller's credit to, or render services or advice to, any business whose products or activities compete with the products or activities of the Company as of the date hereof anywhere within the United States; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or in the over-the-counter market or have been registered under Section 12(g) of the

Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

                                         (ii)      Seller will not, directly or
indirectly, either for itself or any other Person, (A) induce or attempt to induce any employee of an Acquired Company to leave the employ of such Acquired Company, (B) in any way interfere with the relationship between an Acquired Company and any employee of such Acquired Company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of an Acquired Company, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of an Acquired Company to cease doing business with such Acquired Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of an Acquired Company.

                                   (iii)     Seller  will not,  directly or
indirectly, either for himself or any other Person, solicit the business of any Person known to Seller to be a customer of an Acquired Company, whether or not Seller had personal contact with such Person, with respect to products or activities which compete with the products or activities of the Company as of the date hereof.

                         (b)       In the event of a breach by Seller of any
covenant set forth in Subsection 2(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

               3.        REMEDIES

                         If Seller  breaches  the  covenants  set forth in
Section 2 of this Agreement, Buyer and the Acquired Companies will be entitled to the following remedies:

                         (a)       Damages from Seller;

                         (b)       In  addition  to its  right to  damages  and
any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 2 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Buyer and the Acquired Companies and would be an inadequate remedy for such breach; and

                         (c)       The rights and  remedies  of the  parties to
this Agreement are cumulative and not alternative.

               4.        SUCCESSORS AND ASSIGNS

                         This Agreement may not be assigned by either of the
parties hereto without the prior written consent of the other party hereto. This Agreement will be binding upon Buyer, the

Acquired Companies and Seller and will inure to the benefit of Buyer and the Acquired Companies and their permitted, successors and assigns and Seller and Seller's permitted assigns.

               5.        WAIVER

                         The rights and remedies of the parties to this
Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

               6.        GOVERNING LAW

                         This  Agreement  will be governed by the laws of the
State of Delaware without regard to conflicts of laws principles.

               7.        JURISDICTION; SERVICE OF PROCESS

                         Any action or  proceeding  seeking to enforce any
provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

               8.        SEVERABILITY

                         Whenever  possible each  provision and term of this
Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 2 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller.

               9.        COUNTERPARTS

                         This  Agreement  may be  executed  in one or more
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

               10.       SECTION HEADINGS, CONSTRUCTION

                         The headings of Sections in this  Agreement are
provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

               11.       NOTICES

                         All notices,  consents,  waivers,  and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth in Section 12.4 of the Stock Purchase Agreement (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).

               12.       ENTIRE AGREEMENT

                         This Agreement and the Stock Purchase Agreement
constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

               IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                     BUYER:

                                     THE STANDARD REGISTER COMPANY


                                     By:___________________________________
                                           Name:
                                           Title:


                                     SELLER:

                                     SETTSU CORPORATION


                                     By:______________________________________
                                           Name:  Toshio Kamada
                                           Title: President and Representative
                                                   Director




                                                                 EXHIBIT NO. 3.4

                           CONSOLIDATED BALANCE SHEET
                               UARCO INCORPORATED
                               SEPTEMBER 30, 1997
-------------------------------------------------------------------------------
                                            Current                   Prior
                                             Month       Budget       Year
-------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                        0         300       3,542

Capital contribution receivable                  0           0           0

Accounts receivable                         36,745                  61,415
Deferred accounts receivable                22,458                  72,290
  Allowance for uncollectible
      accounts                              (3,982)                 (4,274)
                                        -----------------------------------
    Net accounts receivable                 55,221     109,949     129,431

Inventories
  Raw materials and supplies                 8,961                  18,533
  Work in process                            7,216                   7,696
  Finished Goods                             8,482                  14,378
  LIFO reserve                                   0                   (480)
                                        -----------------------------------
    Total inventories                       24,659      41,277      40,127

Lease deposit receivable                     3,257       3,449       4,834

Prepaid expenses                             8,927                  12,645
Other current assets                         5,765                   2,775
                                        -----------------------------------
  Total other current assets                14,692      13,805      15,420
                                        -----------------------------------
  Total current assets                      97,829     168,780     193,354

Property, plant & equipment
  Land                                      10,649                  27,054
  Buildings & leasehold
    improvements                            45,346                  58,006
  Machinery & equipment                    126,407                 238,892
  Software development                      30,857
  Construction-in-Process                   19,602
                                        -----------------------------------
    Total property, plant
      & equipment                          232,861                 323,952
  Accumulated depreciation                (109,152)               (152,422)
                                        -----------------------------------
    Net property, plant & equip            123,709     177,613     171,530

Excess of costs over fair value
  of net assets acquired                   244,489     277,624     286,449

Other long-term assets                      55,324      53,756      53,685

Total Assets                               521,351     677,773     705,018
===============================================================================
-------------------------------------------------------------------------------
                                            Current                   Prior
                                             Month       Budget       Year
-------------------------------------------------------------------------------

LIABILITIES
Current maturities of
  long-term debt                            66,920      46,977      67,403

Accounts payable                            29,754                  38,560
Accrued expenses                            12,988                  14,348
                                        -----------------------------------
  Accts payable and
    accrued expenses                        42,742      58,576      52,908

Accrued interest                             3,258         943       1,764

State income taxes                              17         185         217
Federal income taxes                             0           0           0
Foreign income taxes                             0           0           0
                                        -----------------------------------
  Acrued income taxes                           17         185         217
                                        -----------------------------------

  Total current liabilities                112,937     106,681     122,292
Long-term debt and capital leases
  Term loan                                      0           0           0
  Term loan - Crain-Drummond                     0      11,795      14,537
  Revolving credit facility                 50,435      81,000     105,000
  Senior subordinated notes                 33,400      66,700      66,700
  Junior subordinated notes                      0           0     100,000
  Accreting swap obligation                180,500     180,486     148,067
  Capital leases                             1,074       3,560       2,220
                                        -----------------------------------
    Total long-term debt &
      capital leases                       265,409     343,541     436,524

Deferred income taxes
  State                                       (710)                   (710)
  Federal                                   (4,214)                 (4,214)
  Foreign                                        0                  12,314
                                        -----------------------------------
    Total deferred income taxes             (4,924)      7,088       7,390

Restructuring liability                      6,764                   1,435
Other long-term liabilities                 25,536                  34,603
                                        -----------------------------------
    Total other long-term
      liabilities                           32,300      25,774      36,038

STOCKHOLDER'S EQUITY
Common Stock                                     0           0           0
Additional paid-in capital                 614,069     586,861     449,369
Retained earnings (deficit)
  Balance, beginning of period            (349,661)   (349,661)   (272,992)
  Net income/(loss)                       (148,779)    (30,687)    (61,967)
                                        -----------------------------------
  Retained earnings (deficit)             (498,440)   (380,348)   (334,959)
  Accum foreign currency
    translation adjustment                       0     (11,824)    (11,636)
                                        -----------------------------------
Total stockholder's equity                 115,629     194,689     102,774

Total liabilities &
  stockholder's equity                     521,351     677,773     705,018
===========================================================================





                                                                   Exhibit 12.15


                               SETTSU HOLDING CORP
                                LETTERS OF CREDIT




 Maturity                         Issuing
  Date               L/C#            Bank                Amount                    Beneficiary
  ----               ----            ----                ------                    -----------

12/31/98            430659        Sumitomo           2,575,000.00                 CNA Insurance

2/1/98              430240        Sumitomo              68,200.00                 Hartz Mountain Industries

12/31/98            430661        Sumitomo             112,204.86                 Backrock Associates LP